UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 13, 2009
RENTECH, INC.
(Exact name of registrant as specified in its charter)

Colorado	001-15795	84-0957421

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, Suite 710 Los Angeles, California	90024

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 571-9800
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
On October 13, 2009, two of Rentech, Inc.’s subsidiaries, Rentech Energy Midwest Corporation (“REMC”) and Rentech Development Corporation (“RDC”), and Agrium U.S. Inc. (“Agrium”) entered into an Amendment to the Distribution Agreement (“Amendment”), which amends certain provisions of the Distribution Agreement, dated as of April 26, 2006, among RDC and Agrium, as successor in interest to Royster-Clark Resources LLC (the “Distribution Agreement”).
Pursuant to the terms of the Amendment, RDC assigned all of its right, title and interest under the Distribution Agreement to REMC. The Amendment further provides that if Agrium Inc. consummates its proposed acquisition of CF Industries Holdings, Inc., then Agrium’s appointment under the Distribution Agreement as REMC’s exclusive distributor of certain of REMC’s products will terminate. Among other things, the Amendment also clarifies REMC’s payment obligations following the effective time of such acquisition and Agrium’s obligations in connection with the termination of its services to REMC. REMC’s marketing team, which currently works in conjunction with Agrium in marketing existing REMC product sales, is confident that there will be no material impact on the sales, timing and pricing of products in the event the exclusive distribution arrangement is terminated. Prior to entering into the Distribution Agreement with Agrium, REMC’s marketing team was responsible for all sales and distribution of REMC product sales.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.
Date: October 19, 2009	By:	/s/ Colin Morris
Colin M. Morris
Vice President and General Counsel